Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of RF Monolithics, Inc. on Form S-8 for the 1994 Non-Employee Directors’ Stock Option Plan as amended, the 1997 Equity Incentive Plan as amended and the 1999 Equity Incentive Plan as amended of our report dated October 14, 2002, appearing in the Annual Report on Form 10-K of RF Monolithics, Inc. for the year ended August 31, 2002.

/s/  Deloitte & Touche LLP

March 19, 2003